Subsidiary Guarantors and Issuers of Guaranteed Securities Each of the following securities issued by Unilever Capital Corporation (UCC), a wholly owned subsidiary of Unilever PLC (PLC), is unconditionally and fully guaranteed, jointly and severally, by PLC and Unilever United States, Inc. (UNUS), a wholly owner subsidiary of PLC: $500M 0.626% Notes due 2024 $500M 3.25% Notes due 2024 $1000M 2.6% Notes due 2024 $500M 3.1% Notes due 2025 $350M 3.375% Notes due 2025 $700M 2.0% Notes due 2026 $1000M 2.9% Notes due 2027 $700M 4.875% Notes due 2028 $1300M 3.5% Notes due 2028 $850M 2.125% Notes due 2029 €550M 3.300% Notes due 2029 $500M 1.375% Notes due 2030 $850M 1.750% Notes due 2031 $1000M 5.9% Notes due 2032 $800M 5.000% Notes due 2033 €700M 3.400% Notes due 2033 $650M 2.625% Notes due 2051